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Exhibit 18.    Letter regarding change in accounting principle

April 18, 1996

Integrated Measurement Systems, Inc.
9525 SW Gemini Drive
Beaverton, Oregon  97005

               RE:  Form 10-Q Report for the quarter ended March 31, 1996

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 1996, the Company changed from accounting for service spares as inventory to accounting for service spares as fixed assets. According to the management of the Company, this change was made to more accurately reflect the use of such parts in the Company's service business. These assets are not held for sale, diminish in value in a reasonably predictable manner and, therefore, are subject to depreciation.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1995. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1996.

Very truly yours,




ARTHUR ANDERSEN LLP

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